FORM OF SUBORDINATED NOTE, JUNE 2, 2014

This THIRD AMENDED LOAN AND SECURITY AGREEMENT (“Agreement”) amends and replaces the Second Amended Loan and Security Agreement maturing on June 1, 2014 between [Investor name] (“Lender”) and SOCKET MOBILE, INC., a Delaware corporation (“Borrower”). The parties agree as follows:

  LOAN

1.1	Note Principle. Note principle shall be [amount in words and numbers], the note balance of the Second Amended Loan and Security Agreement maturing on June 1, 2014.

1.2	Repayment Procedure. Borrower may repay any portion of the Note Principle at any time. Borrower shall advise Lender by email the amount to be repaid and Lender shall provide Borrower with wire transfer instructions. Lender may request repayment in writing of any portion of the Note Principle on or after October 1, 2014 and shall specify a repayment date that is at least 30 days after the request date. Lender shall provide Borrower with wire transfer instructions.

1.3	Interest. Interest shall be earned on the outstanding loan balance at a simple interest rate of 18% per annum. The interest calculation shall include funds from the inception date of this amended note and shall include the day funds are repaid. Interest shall be paid to Lender in cash at the end of each month.

  TERM

2.1	Maturity Date. The term of this Note shall be in effect from June 2, 2014 to June 1, 2016 unless sooner terminated by repayment. Balances outstanding shall be repaid in full on or before the maturity date.

2.2	Termination for Insolvency. In the event Borrower files for bankruptcy or otherwise declares itself to be insolvent, balances outstanding under this Agreement shall become immediately due and payable to Lender.

  SUBORDINATED SECURITY INTEREST

3.1	Collateral. Balances outstanding under this Agreement are secured by the assets of the Company including its intellectual property assets (“Collateral”) excluding assets securing specific liens, and senior debt as defined in Section 3.2.

3.2	Rank. All balances outstanding shall be senior to all other Indebtedness of the Company except assets securing specific liens relating to those assets, and Senior Debt. Senior Debt consists of collateral assigned to the Company’s principle bank which holds the senior security interest on all of the Company’s assets in connection with balances outstanding under Loan and Security Agreements between the Borrower and the Bank, and Convertible Subordinated Notes issued by Borrower prior to the date of this Agreement.

  NOTICES

4.1	Method of delivery. All notices and other communications by either party must be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission, (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Contact information may be changed by either party at any time by giving the other party written notice in accordance with the terms of this section.

If to Borrower:	Socket Mobile, Inc. 39700 Eureka Drive Newark, California 94560 Attn: Kevin Mills, President & CEO Fax: (510) 933-3104 Email: Kevin@socketmobile.com
If to Lender	[Contact information]

  GENERAL PROVISIONS

5.1	Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent.
5.2	Indemnification. Borrower agrees to indemnify, defend and hold Lender harmless against: all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and all losses or expenses in any way suffered, incurred, or paid by Lender as a result of, following from, consequential to, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Lender’s gross negligence or willful misconduct.
5.3	Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
5.4	Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
5.5	Complete Agreement. This Agreement represents the entire agreement about this subject matter.
5.6	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
5.7	Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 5.1 of this Agreement to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
5.8	Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; relieve or discharge the obligation or liability of any person not an express party to this Agreement; or give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be executed as of the dates shown below.

BORROWER

SOCKET MOBILE, INC.

Signature: _________________________________________

Name David W. Dunlap

Title: Chief Financial Officer

Date signed:_________________________________________

LENDER

[Lender’s Name]

Signature _________________________________________

Name: [Signer’s name]

Date signed:________________________________________